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EXHIBIT 10.1  Stock for Stock Acquisition Agreement


                      STOCK FOR STOCK ACQUISITION AGREEMENT


This agreement ("The Agreement") is effective as August 20, 2002, by and between the following two parties:

Bentley Communications Corp., a Florida Corporation with its principal place of business at 11301 Olympic Blvd, Suite #680 Los Angeles, California 90064 ("Bentley")

Kryptosima LLC, a Georgia Limited Liability Company with its principal place of business at 98 Shoreline Way Hampton, Georgia 30288 ("Kryptosima").

1.0 GENERAL:

WHEREAS, Bentley plans to engage in the business of marketing services that enable monetary Internet transactions that include, but are not limited to the payment of funds into brokerage accounts, using existing ATM cards, and;

WHEREAS, Kryptosima is engaged in the business of providing software and transaction services that enable payment transactions as described above, and;

NOW THEREFORE, for their mutual benefit, the parties hereby enter into The Agreement for the Acquisition of 100% of Kryptosima by Bentley ("The Acquisition"), via a "stock swap". Guardian will provide certain financing for the venture.

The terms of The Agreement are as set forth below.

2.0 ACQUISITION DEADLINE AND EXTENSIONS:

The Acquisition will occur on or before September 30, 2002 (the "Acquisition Deadline"), provided that all of the conditions set forth herein have been met by the parties. At that time, the parties will sign a simple one-page memo indicating that the acquisition has taken place according to all of the terms set forth herein. This event is referred to below as "The Closing".

If as of The Acquisition Deadline any party has failed to meet any condition or performance set forth herein, the other parties shall not be required to proceed with The Closing. In that case, the parties may by their mutual written consent choose a new date. If The Acquisition does not occur by the original Acquisition Deadline and the parties do not mutually agree in writing to a new Acquisition Deadline, then this agreement will expire without either party having any obligation to the other regarding the matters in this agreement, and any cash, stock or assets received by Kryptosima prior to that time shall be retained as liquidated damages.

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3.0 ACQUISITIONS, ACQUISITION PRICE, AND FINDERS FEE:

Bentley will acquire 100% of Kryptosima by swapping 30 Million (30,000,000) restricted shares of Bentley common stock ("The Stock") for 100% of Kryptosima's outstanding membership units, approximately 5,200,000 units.

These shares shall be paid to Kryptosima's shareholders on a pro rata basis depending on their % ownership of Kryptosima at the time of The Closing. Prior to The Closing, Kryptosima will provide to Bentley a list of Kryptosima's current shareholders and their respective % ownership of Kryptosima. Bentley will bring to The Closing certificates for each Kryptosima member/shareholder signifying the appropriate number of shares.

Bentley and its signatory to this agreement, personally and as an officer of the corporation, hereby warrant and represent that Bentley has the right to sell, transfer and exchange the BTLY shares described above for the purchase of Kryptosima as described above, and that Bentley's signatory to this agreement has any and all necessary authority to execute this agreement on behalf of Bentley.

The restricted stock referenced above will be restricted for 12 months from the date of this agreement, after which it will immediately become free trading. Bentley shall take any and all necessary actions, including but not limited to any needed SEC registration, to ensure that the restriction is lifted and The Stock becomes free trading as of that date.

3.1 TERMS OF THE ACQUISITION THAT ARE EFFECTIVE IMMEDIATELY UPON THE CLOSING:

3.1.1 Gordon Lee will resign his position as President and CEO of Bentley, and Harry Hargens, President of Kryptosima, will also assume the position of President and CEO of Bentley.

Lee will remain Chairman of Bentley only long enough to sign off on the SEC filings and associated financial statements for the 3rd quarter of 2002 (i.e. until approx. November 15, 2002), and then step down from that post, at which time the board will elect a new chairman. The board shall be free to re-elect Lee if it so chooses.

Lee will step back from involvement in day-to-day management, but continue to act as an advisor to the company's management for the next 12 months. Any and all previous compensation agreements between Bentley and Lee are hereby cancelled, and any past due amounts whether cash or stock are hereby cancelled, in favor of the management consulting contract for Lee as set forth in Schedule D.

3.1.2 Bentley's board will consist of Gordon Lee, Harry Hargens, and Lori Serafino. Two outside directors will be added as soon as possible, one to be selected by Guardian, and one by Hargens. This board will serve until the next regular annual board election occurs at the annual meeting in 2003.

Prior to The Closing, Bentley will make any needed changes in its bylaws, and secure in writing any needed approvals from its shareholders, for this change in board structure. Bentley shall provide Guardian and Kryptosima with documentation to this effect no later than 5 business days before The Closing.

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3.1.3 Within 10 days of The Closing, Bentley's corporate counsel will file all needed papers to change Bentley's name to payENKRYPT Inc.

3.1.4 Within 30 days of The closing, Hargens shall arrange for Kryptosima's current management team and programmers (Harry Hargens, Gerry Gay, Rhonda Hargens, Samuel Jones, and Eric Schneider) to each sign 24-month employment contracts, which shall include protection for Bentley in the form of "no-compete" clauses in the case that these key employees leave the company, and protection for the employees in the form of no-termination clauses and/or clauses specifying severance packages in case of termination.

3.1.4 Immediately upon completion of The Closing, Lee, Serafino, and Hargens will together visit the bank branch(es) where Bentley maintains its account(s), to update the bank's records to show Serafino and Hargens as officers, add Serafino and Hargens to the signature cards, delete Lee from the signature cards, and have the mailing address for statements changed to Hargen's office address.

3.1.5 Immediately upon completion of The Closing, Lee will provide copies of all corporate records in his possession to Hargens and Serafino. As a director, Lee will be entitled to retain a copy of these records.

3.1.6 Bentley's auditors and any and all legal counsel (internal or external) will be notified by Bentley in writing of the contemplated change in Bentley management at least 5 business days prior to The Closing, and invited to attend The Closing. Immediately upon completion of The Closing, Lee, Hargens and Serafino will place a joint call to any such parties that do not attend The Closing, to ensure that they are aware of the change in corporate management.

3.1.7 Bentley has opportunities before it for several other strategic acquisitions that could help take the company to the next level. To balance growth versus resources, it will be required that all future acquisitions must be approved by a majority vote of the board, and any acquisition of an entity that has negative cash flow, a purchase price that includes cash exceeding 10% of Bentley's current cash on hand, or a purchase price in Bentley stock exceeding 10% of the current outstanding, must be approved by a 2/3 majority of the board.

3.2 CONDITIONS TO BE MET PRIOR TO THE CLOSING:

3.2.1 No later than 7 business days before The Closing, Bentley shall provide Kryptosima with an audited copy of its financial records as of a date no less than 45 days preceding The Closing, and an unaudited copy of its financial records as of a date no more than 10 days preceding the closing. The records provided shall include a list of all creditors and any other parties to any liabilities or contingent liabilities (including loans), the amount due or contingent amount due to each party in cash and/or stock, a copy of any contract(s) between the party(s) and Bentley, and a copy of all correspondence between the party(s) and Bentley.

3.2.2 No later than 7 business days before The Closing, Kryptosima and Bentley shall provide each other with an unaudited copy of their current financial records.

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3.2.3 No later than August 30th, Bentley shall deliver at least five thousand
($5,000) to Kryptosima as earnest money. No later than September 10, Bentley shall deliver an additional fifteen thousand ($15,000) to Kryptosima as earnest money. No later than September 15th or 7 business days prior to The Closing, whichever occurs first, Bentley shall deliver an additional two hundred thousand ($200,000) to Kryptosima as earnest money. Kryptosima shall be free to use these funds as it sees fit without limit, except that $30,000 of the $200,000 shall be used to pay Guardian's September Mgt. Consulting fee.

3.2.4 Bentley shall provide no later than 7 business days before the closing, a written opinion of counsel to the effect that: (1) Bentley is duly organized and validly existing under the laws of the State of Florida and has the power and authority to own its properties and to carry on its respective business wherever the same shall be located and operated as of the Closing Date; (2) the execution, delivery and performance of this Agreement by Bentley has been duly authorized by any and all necessary corporate action and constitutes a legal, valid and binding obligation of Bentley , enforceable in accordance with its terms; (3) Bentley is not under investigation by the SEC, the NASD or any state securities commission, and has committed no act likely to result in such investigation; (4) There are no known securities violations; (5) all shares issued by Bentley have been validly issued in accordance with State and Federal law, are fully paid and non-assessable; (6) there are no outstanding options, rights, warrants, conversion privileges or other agreements which would require issuance of additional shares; (7) All of Bentley's representations and warranties herein are complete and correct; (8) Bentley's signatory hereto has all requisite authority to execute this agreement on behalf of Bentley; (9) Bentley has been and remains in compliance with all applicable State & Federal securities regulations, including any filings necessary regarding this agreement; (10) The total number of shares of Bentley issued and outstanding, prior to payment of the 30 Million shares for Kryptosima, but including all shares paid to acquire Gibraltar or designated for use in fundraising by Guardian, is approx. 138 Million shares.

3.3 POST-CLOSING OPERATING PLAN AGREED TO BY THE PARTIES

3.3.1 Kryptosima has a contractual relationship with one ATM network, working relationships with other entities in the payments industry, and expects to establish more such relationships. The payments industry is extremely sensitive in its desire to do business with people and companies that it knows and is comfortable with. Kryptosima, both the company and the individuals, have worked hard to establish positive relationships and reputations in the payments industry. In order to protect those relationships, and satisfy any control or financial security concerns on the part of ATM Networks, Banks, etc., Kryptosima will continue to operate with its own management, Board, and bank accounts, as a wholly owned subsidiary of Bentley. Harry Hargens shall remain President & CEO of Kryptosima, until he steps down or is replaced by Kryptosima's board. Since Kryptosima is in the business of handling funds belonging to customers (merchants), which must be kept isolated from other funds, it is understood that the account(s) in which these funds are kept will not be accessible by Bentley.

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3.3.2 Effective upon The Closing, Bentley's management organization chart shall be as shown in the organization chart in Schedule A, and its planned operating budget and use of funds shall be as shown in the spread sheet in Schedule B.

3.3.3 The parties believe that this acquisition via stock swap is a non-taxable event. If it is subsequently determined that the acquisition/swap was a taxable event for Kryptosima's former owners, then they shall so notify Bentley, and Bentley shall then be required within 10 business days of such notice to file an SB-2 and/or other filing(s) as required by the SEC, in order to remove the restrictions on a sufficient number of the restricted shares to allow the former owners of Kryptosima to sell sufficient shares to raise cash to pay their tax liability. In lieu of filing the SB-2, Bentley may elect to provide Kryptosima's owners with interest-free loans sufficient to pay their respective tax liabilities in this matter. If Bentley is for any reason unable to immediately remove the restriction on the shares, or if the immediate sale of the shares is impractical due to market conditions or any other reason, then Bentley shall be required to provide such interest-free loans.

3.3.5  Deleted.

3.3.6 From The Closing through December 31, 2003, Kryptosima's former owners shall have dilution protection in the form of a first right of refusal on any newly issued shares to be sold into the market. Kryptosima's former owners shall be notified in writing of any planned sale or issuance, and given 15 business days to participate by purchasing part or all of any such offering.

3.3.7 As of The Closing, it is estimated that Kryptosima will have significant accounts payable, and will have a need to immediately purchase additional equipment and telecomm lines. The agreed-to plan of action is for Kryptosima to receive sufficient operating funds from Bentley each month beginning October 1 to meet its monthly operating expenses, plus pay off 1/8 of this debt each month as shown in Schedule B. If Bentley is for any reason unwilling or unable to transfer this amount of cash to Kryptosima on the 1st of any month during the first 12 months following The Closing, and becomes more than 30 days past due, then the former owners of Kryptosima shall have a right to, and Bentley shall immediately take all necessary steps to affect, a registration by Bentley to lift the trading restriction on their stock.

3.4 CONDITIONS TO THE OBLIGATIONS OF KRYPTOSIMA

The obligations of Kryptosima hereunder shall be subject to the following conditions:

3.4.1 Kryptosima shall not have discovered any material error or misstatement in any of the representations and warranties by Bentley, and all the terms and conditions of this Agreement to be performed and complied with shall have been performed and complied with.

3.4.2 There shall have been no substantial adverse changes in the conditions, financial, business or otherwise of Bentley from the date of this Agreement, and until the date of closing, except for changes resulting from those operations in the usual and ordinary course of business, and between such dates the business and assets of Bentley shall not have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or acts of God or of the public enemies.

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3.4.3 Bentley shall provide at the time of closing, a written opinion of counsel as outlined in section 3.2 above.

3.4.4 Bentley does not now have, nor will it have on the date of closing, any known or unknown liabilities or contingent liabilities, except as specifically set forth on SCHEDULE C, attached hereto.

3.4.5 Bentley shall secure a release from any creditor that would be in a position to bring bankruptcy proceedings against Bentley, stating that such action will not be brought without first negotiating in good faith with Bentley's incoming management

4.0 INDEMNIFICATIONS, REPRESENTATIONS AND WARRANTIES

4.1 Kryptosima and its signatory to this agreement hereby warrant that; (1) The information that they have provided to the other parties is correct and complete; (2) Kryptosima has clear ownership of all of its assets, free of any liens; (3) Kryptosima is not currently party to any pending or threatened litigation.

4.2 Bentley and its signatory to this agreement hereby warrant that; (1) All information provided to the other parties is correct and complete; (2) Bentley has clear ownership of all of its assets, free of any liens, except as set forth in Schedule A; (3) Bentley is not currently party to any pending or threatened litigation; (4) All previous audits and SEC filings are in order, and no material negative events have occurred since the most recent 10Q was filed.

4.3 Bentley, and Gordon Lee personally, hereby indemnify the incoming Bentley directors (Serafino and Hargens) from any personal liability or loss that might arise due to any past acts or omissions by Bentley or its management, officers or directors, intentional or unintentional.

4.4 Bentley and its signatory to this agreement hereby warrant that there are no creditors of Bentley in a position to initiate bankruptcy proceedings, except for any creditors that have provided a release as required in section 3.4.5.

4.5 Between the date hereof and the Closing Date, Bentley will conduct its business in the same manner in which it has heretofore been conducted and will not: (1) Enter into any contract; (2) Incur any new liability, or; (3) Declare or make any distribution of any kind to its shareholders.

4.6 Between the date hereof and the Closing Date, Bentley has not engaged in any transaction other than those required in the normal course of their business.

4.7 Bentley and its signatory to this agreement hereby warrant that Bentley does not now have, nor will it have on the Closing Date, any contracts except as disclosed in Schedule C.

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4.8 Bentley and its signatory to this agreement hereby warrant that Bentley does not now have, nor will it have on the Closing Date any pension plan, profit-sharing plan, or stock purchase plan for any of its employees.

5.0 OTHER:

5.1 Breach & Remedies: Each party acknowledges and agrees that, if there is any breach of this agreement, the non-breaching party will suffer irreparable injury that cannot be compensated by monetary damages and therefore will not have an adequate remedy at law. Accordingly, if any party institutes an action or proceeding to enforce the provisions of this agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. This will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

5.2 Entire Agreement: The parties acknowledge that this document and the appendices hereto expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this agreement supersedes, terminates and otherwise renders null and void any and all prior or contemporaneous agreements or contracts, whether written or oral, with respect to the acquisition of Kryptosima by Bentley. This agreement does NOT in any way modify, supercede or terminate the Gateway Services Agreement between Bentley and Kryptosima parties executed July 16, 2002, EXCEPT THAT the minimum monthly fees set forth in that agreement are waived so long as Bentley provides monthly operating funds to Kryptosima as set forth in this agreement.

5.3 This agreement shall be controlled, construed, and enforced according to the laws of Georgia, and any action brought by either party against the other shall be in Georgia.

5.4 This agreement may be executed in any number of counterparts and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. A signed faxed agreement, all or in part, shall be deemed legal and binding.

5.5 This agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of Kryptosima and its former owners/members, and the successors and assigns of Bentley. Provided however that no party shall have the right to assign any portion of its obligations under this agreement, during the period before The Closing and for 13 months thereafter, except upon the express written consent of all of the other parties.

5.6 All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:

If to Bentley:                      Gordon Lee
                                    1904 11th Street #1
                                    Santa Monica, CA 90404
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If to Kryptosima:                   Harry Hargens
                                    98 Shoreline Way
                                    Hampton, GA 30228

FOR BENTLEY AND HIMSELF:            FOR KRYPTOSIMA:

________________________            ________________________
Gordon Lee                          Harry Hargens
President/CEO                       President
Bentley Communications, Corp.       Kryptosima LLC


                               [Schedules Omitted]